Exhibit 10.10

PLYMOUTH INDUSTRIAL REIT INC.

Change In Control Severance Agreement

THIS SEVERANCE AGREEMENT, (the "Agreement") is entered into as of September 23, 2021 (the "Effective Date"), by and between Plymouth Industrial REIT, Inc., a Maryland corporation (the "Company"), and the undersigned officer (the "Executive").

WITNESSETH:

WHEREAS, the Executive is employed by the Company, and the Company desires to provide protection to the Executive in connection with any change in control of the Company.

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

ARTICLE I

ESTABLISHMENT AND PURPOSE

I.1.
Term of the Agreement. Unless expired earlier as provided in Section 1.3 or terminated by the Company pursuant to Section 2.4, this Agreement will commence on the Effective Date and remain in effect for an initial term of three years which will be automatically extended for one year on each anniversary of the Effective Date. In addition, if a Change in Control occurs while this Agreement is effective, this Agreement will remain irrevocably in effect for the greater of twenty-four months from the date of the Change in Control or until all benefits have been paid to the Executive hereunder, and will then expire.
I.2.
Purpose of the Agreement. The purpose of this Agreement is to advance the interests of the Company by providing the Executive with an assurance of equitable treatment, in terms of compensation and economic security, in the event of an acquisition or other Change in Control of the Company. An assurance of equitable treatment will enable the Executive to maintain productivity and focus during a period of significant uncertainty that is inherent in an acquisition or other Change in Control. Further, the Company believes that agreements of this kind will aid it in attracting and retaining the highly qualified, high performing professionals who are essential to its success.
I.3.
Contractual Right to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder, enforceable by the Executive against the Company, However, nothing in this Agreement will require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments to be made under it.

Subject to Section 3.2, the Company will retain the right to terminate the Executive's employment at any time prior to a Change in Control of the Company pursuant to the terms of the Executive's Employment Agreement. If the Executive's employment is terminated prior to a Change in Control of the Company, this Agreement will no longer be applicable to the Executive, and any and all rights and obligations of the Company and the Executive under this Agreement will cease. Notwithstanding the foregoing, if the effective date of a Change in Control occurs within six months following the effective date of an involuntary termination without Cause, the Executive's termination may be deemed to be a Qualifying Termination pursuant to Section 3.2 of this Agreement as of the date of the Change in Control.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

II.1.
Definitions. Whenever used in the Agreement, the following terms have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
(a)
"Annual Grant" shall have the meaning assigned to that term in the Employment Agreement.
(b)
"Average Annual Bonus" means the Executive's actual average annual bonus earned over the two complete fiscal years prior to the Effective Date of Termination.
(c)
"Base Salary" shall have the meaning assigned to that term in the Employment Agreement.
(d)
"Beneficial Owner" has the meaning assigned to that term in Rule l 3d-3 of the General Rules and Regulations under the Exchange Act, namely, any person, who directly or indirectly, through any contract, arrangement, understanding or otherwise, has or shares voting power, which includes the power to vote or direct the voting of securities, and/or investment power, which includes the power to dispose of, or direct the disposition of, a security.
(e)
"Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2 herein.
(f)
"Board" means the Board of Directors of the Company.
(g)
"Cause" shall have the meaning assigned to that term in the Employment Agreement.
(h)
"Change in Control" shall have the meaning assigned to that term in the Equity Plan. Each event comprising a "Change in Control" is intended to constitute a "change in ownership or effective control," or a "change in the ownership of a substantial portion of the assets," of the Parent or the Company as such terms are defined for purposes of Section 409A of the Code and "Change in Control" as used herein shall be interpreted consistently therewith.
(i)
"Code" means the Internal Revenue Code of 1986, as amended.
(j)
"Company" means Plymouth Industrial REIT, Inc., a Maryland corporation, or any successor thereto that adopts the Agreement, as provided in Section 8.1 herein.
(k)
"Compensation Committee" means the Compensation Committee of the Board.
(l)
"Director" means a member of the Board.
(m)
"Disability" shall have the meaning assigned to that term in the Employment Agreement.
(n)
"Effective Date of Termination" means the date on which a Qualifying Termination occurs which triggers Severance Benefits hereunder.

(o)
"Employment Agreement" means that certain Amended and Restated Employment Agreement, dated as of September 15, 2020, by and between the Executive and the Company.
(p)
"Equity Award Value" shall have the meaning assigned to that term in the Employment Agreement.
(q)
"Equity Plan" means the Company's Second Amended and Restated 2014 Incentive Award Plan or any applicable successor incentive award plan.
(r)
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor to it.
(s)
"Expiration Date" means the date the Agreement expires, as provided in Section 1.1 herein.
(t)
"Good Reason" shall have the meaning assigned to that term in the Employment Agreement.
(u)
"Person" means a natural person, company, or government, or a political subdivision, agency, or instrumentality of a government, including a "group" as defined in Section 13(d) of the Exchange Act. When two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring the securities of the Company, they will be deemed a Person for purposes of the Agreement. "Person" will be construed in the same manner as under Section 3(a)(9) of the Exchange Act, and "group" will be construed in the same manner as under Section 13(d) of the Exchange Act.
(v)
"Qualifying Termination" means any of the events described in Section 3.2, the occurrence of which triggers the payment of Severance Benefits.
(w)
"Severance Benefit" means the payment of severance compensation as provided in Article III.
II.2.
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.
II.3.
Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provision had not been included.
II.4.
Amendment or Termination. The provisions of this Agreement may be amended by written agreement between the Company and the Executive, with any material amendment approved by the Compensation Committee or the Board. Subject to the final sentence of Section 1.1, the Company may terminate this Agreement by written resolution of the Compensation Committee or the Board, effective as of a date at least twelve months following the date the Company gives written notice to the Executive of its intent to terminate this Agreement.
II.5.
Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Massachusetts, without regard to its conflict of laws provisions, will be the controlling law in all matters relating to this Agreement.

ARTICLE III

SEVERANCE BENEFITS

III.1.
Right to Severance Benefits. Subject to the provisions hereof, the Executive will be entitled to receive from the Company Severance Benefits as described in Section 3.3 if there has been a Change in Control of the Company and if any of the events designated within Section 3.2 occur. The Executive will not be entitled to receive Severance Benefits if his or her employment with the Company ends due to death, disability, voluntary retirement, a voluntary termination by the Executive without Good Reason, or due to an involuntary termination by the Company for Cause.
III.2.
Qualifying Terminations. The occurrence of any one of the following events within twenty-four calendar months after a Change in Control of the Company will trigger the payment of Severance Benefits under this Agreement:
(a)
an involuntary termination of the Executive's employment without Cause;
(b)
a voluntary termination of the Executive's employment with the Company for Good Reason;
(c)
the failure or refusal of a successor company (including, but not limited to, an individual, corporation, association, or partnership) to assume the Company's obligations under this Agreement, as required by Section 8.1; and
(d)
a breach by the Company or any successor company of any of the provisions of this Agreement.

In addition, an involuntary termination without Cause will trigger the payment of Severance Benefits under this Agreement if the Executive's employment is terminated by the Company without Cause within six months prior to a Change in Control that actually occurs during the term of this Agreement and either (i) the termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (ii) the Executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the Change in Control.

III.3.
Description of Severance Benefits. If the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2, the Company will pay to the Executive and provide him with the following:
(a)
an amount equal to the Executive's annual Base Salary multiplied by two (2);
(b)
an amount equal to the Executive's Average Annual Bonus multiplied by two (2);
(c)
an amount equal to the average Equity Award Value of any Annual Grant made to the Executive during the two-year period prior to the year in which the Change in Control occurred multiplied by two (2);
(d)
immediate vesting of the Executive's benefits, if any, under any and all non- qualified retirement plans of the Company (or its affiliates) in which the Executive participates;

(e)
continuation of the welfare benefits of medical, dental or other health coverage, long term disability, and group term life insurance at the same premium cost to the Executive and at the same coverage level as in effect as of the Executive's Effective Date of Termination until the eighteen (18)-month anniversary of the Effective Date of Termination, without regard to the federal income tax consequences of that continuation; and
(f)
all outstanding equity awards held by the Executive on the Effective Date of Termination shall become fully vested and, to the extent applicable, exercisable.

Benefits under Section 3.3(e) will be discontinued prior to the end of the second anniversary of the Effective Date of Termination if the Executive receives substantially similar benefits in the aggregate from a subsequent employer, as determined by the Compensation Committee.

Continued medical, dental or other health benefits under Section 3.3(c) will count toward any COBRA continuation coverage period that may apply to the Executive.

ARTICLE IV

CAUSE OR RETIREMENT

IV.1.
Cause. Nothing in this Agreement will be construed to prevent the Company from terminating the Executive's employment for Cause. If the Company does so, no Severance Benefits will be payable to the Executive under this Agreement.
IV.2.
Retirement. If the Executive's employment with the Company ends due to voluntary retirement (which, for the avoidance of doubt, does not include resignation for Good Reason), the Executive: (i) will not be entitled to receive Severance Benefits under this Agreement; and (ii) will not be eligible to participate in a Company-sponsored severance plan or arrangement at any time following his or her retirement.

ARTICLE V

FORM AND TIMING OF SEVERANCE BENEFITS

V.1.
Form and Timing of Severance Benefits. Subject to Article XI below, the Severance Benefits described in Sections 3.3(a) and (b) will be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event more than thirty days after the Effective Date of Termination. The vesting of benefits under Section 3.3(c) shall occur on the Effective Date of Termination.

The Severance Benefits described in Section 3.3(d) will be provided by the Company to the Executive immediately upon the Effective Date of Termination and will continue to be provided until the second anniversary of the Effective Date of Termination. However, the Severance Benefits described in Section 3.3(d) will be discontinued prior to the end of the two year period immediately upon the Executive's receiving similar benefits from a subsequent employer, as determined by the Compensation Committee.

V.2.
Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all Federal, state, city, or other taxes that are legally required.

ARTICLE VI

REDUCTION OF PAYMENTS IN

CERTAIN CIRCUMSTANCES

VI.1.
No Excise Tax Gross-Up; Possible Reduction in Payments. Any provision of this Agreement or any other compensation plan, program or agreement to which the Executive is a party or under which the Executive is covered to the contrary notwithstanding, the Executive will not be entitled to any gross-up or other payment for golden parachute excise taxes the Executive may owe pursuant to Section 4999 of the Internal Revenue Code. In the event that any Severance Benefits or other payments or benefits otherwise payable to the Executive (a) constitute "parachute payments" within the meaning of Section 2800 of the Code, and (b) but for this Section 6.1 would be subject to the excise tax imposed by Section 4999 of the Code, then such Severance Benefits payable under this Agreement and under such other plans, programs and agreements shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 6.1 shall occur in the following order: (1) reduction of Severance Benefits or other cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to the Executive.

ARTICLE VII

OTHER RIGHTS AND BENEFITS NOT AFFECTED

VII.1.
Other Benefits. Neither the provisions of this Agreement nor the Severance Benefits provided for hereunder will reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement, or other agreement or arrangement.
VII.2.
Employment Status. This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation to retain the Executive as an employee, to change the status of the Executive's employment, or to change the Company's policies regarding termination of employment.

ARTICLE VIII

SUCCESSORS

VIII.1.
Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such an assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if terminated voluntarily for Good Reason, except that, for the purposes of implementing the foregoing, the date on which any succession becomes effective will be deemed the Effective Date of Termination.

This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, any such amount, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement, to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

VIII.2.
Beneficiaries. The Executive's beneficiary under the qualified defined contribution plan of the Company or an affiliate in which the Executive participates will be his Beneficiary under this Agreement, unless the Executive otherwise designates a Beneficiary in the form of a signed writing acceptable to the Compensation Committee. The Executive may make or change such a designation at any time.

ARTICLE IX

ADMINISTRATION

IX.1.
Administration. This Agreement will be administered by the Compensation Committee. In that capacity, the Compensation Committee, to the extent not contrary to the express provisions of this Agreement, is authorized in its discretion to interpret this Agreement, to prescribe and rescind rules and regulations, to provide conditions and assurances deemed necessary and advisable, to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of this Agreement and similar Agreements.

In fulfilling its administrative duties hereunder, the Compensation Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

IX.2.
Indemnification and Exculpation. The members of the Board and its agents and officers, directors, and employee of the Company and its affiliates will be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Agreement and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision will not apply to any person if the loss, cost, liability, or expense is due to that person's gross negligence or willful misconduct.

ARTICLE X

LEGAL FEES AND ARBITRATION

X.1.
Legal Fees and Expenses. The Company (or, in the event of the acquisition, directly or indirectly, of substantially all of the assets of the Company, the acquirer of those assets) will pay all legal fees, costs of litigation, and expenses directly related to legal fees and costs of litigation incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, but in each case only if the Executive ultimately prevails in litigation conducted as a result of the refusal or contest.
X.2.
Arbitration. The Executive and the Company will have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty miles from the location of his job, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of arbitration, including the fees and expenses of the counsel for the Executive, will be split between the Company and the Executive, unless the Executive prevails, in which case the Company will bear the expenses of the arbitration. Notwithstanding the right of the Executive or the Company to elect to enter into arbitration, the Company and the Executive may mutually agree to resolve any dispute or controversy arising under or in connection with the Agreement in a court of law, in lieu of arbitration.

ARTICLE XI

CODE SECTION 409A

XI.1.
Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

If the Executive is deemed on the date of "separation from service" to be a "specified Executive" within the meaning of such terms under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section XI.1, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section XI.1 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

With regard to any provision herein that provides for reimbursement of expenses or in kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section I 05(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Company referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred.

IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by a resolution of the Board, as of the day and year first above written.

PLYMOUTH INDUSTRIAL REIT, INC., a Maryland corporation

By:	/s/ Jeffrey E. Witherell
Name:	Jeffrey E. Witherell
Title:	Chief Executive Officer

EXECUTIVE

/s/ James M. Connolly
James M. Connolly